Exhibit 10.9

[LESC LETTERHEAD]

March 12, 2015

Mr. Kenneth M. Swisstack
c/o Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

Dear Ken:

Reference is made to the Employment Agreement dated as of June 2, 2014 (the “Employment Agreement”), between Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”) and you. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement. It is our mutual intention to amend the Employment Agreement as set forth below, and accordingly, the parties hereto agree as follows:

1.            Section 2.2 of the Employment Agreement is hereby deleted in its entirety and the following inserted in its place:

“2.2            Term of Employment. The Executive’s employment under this Agreement shall terminate on December 31, 2016, unless terminated earlier pursuant to Section 5 or extended pursuant to Section 6.1 (the “Employment Period”).”

2.            Section 3.1 of the Employment Agreement is hereby deleted in its entirety and the following inserted in its place:

“3.1            Base Salary. Subject to the provisions of Sections 5 and 6, the Executive shall be entitled to receive a base salary (the “Base Salary”) at a rate of $306,000 per annum, such rate to be effective as of January 1, 2015. Such rate may be adjusted upwards, but not downwards, from time-to-time by the Board or the Committee, in their sole discretion. The Base Salary shall be paid in equal installments on a biweekly basis or in accordance with the Company’s current payroll practices, less all required deductions. The Base Salary shall be pro-rated for any period of service less than a full year.”

This letter agreement constitutes an amendment to all applicable provisions of the Employment Agreement. All of the other provisions of the Employment Agreement, that are not modified hereunder, shall remain in full force and effect.

Please confirm your agreement to the foregoing by signing the enclosed counterpart copy of this letter in the space provided below and returning such signed counterpart to the Company, whereupon, after full execution by both parties, this letter will constitute an agreement between us.

Sincerely,

Lincoln Educational Services Corporation

By:	/s/ Shaun E. McAlmont
Name:	Shaun E. McAlmont
Title:	Chief Executive Officer

Accepted and Agreed:

/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Date: March 12, 2015